Exhibit 99.1

FOR IMMEDIATE RELEASE

RealD and AMC Entertainment® to Equip Additional 1,000 Screens

With RealD 3D

Agreement Brings Total Deployment to 2,500 RealD 3D-Enabled Screens

Across the AMC Circuit

LOS ANGELES, Calif. and KANSAS CITY, Mo. (July 28, 2011) — RealD Inc. (NYSE: RLD) and AMC Entertainment Inc. (AMC) announced today an agreement to equip up to 1,000 additional screens with RealD 3D technology across the AMC circuit in the United States and Canada.  The commitment will raise AMC’s total RealD 3D-enabled screen count to approximately 2,500 screens, ultimately accounting for RealD 3D capability in nearly 50 percent of AMC auditoriums.  Installation of the additional 1,000 RealD 3D-enabled screens has already begun.

“RealD 3D is the most highly attended premium format option across AMC theatres,” said Gerry Lopez, Chief Executive Officer and President, AMC.   “A substantial number of our guests are choosing RealD technology as their preferred way to experience movies at AMC and the addition of more screens will open this opportunity to even more moviegoers.”

“Recent film releases have been constrained by available 3D screens and have played in more 2D show times than 3D, limiting each film’s 3D box office potential from the start,” said Michael V. Lewis, Chairman and CEO of RealD.  “With AMC broadening their installation base of RealD 3D technology, they will be able to better serve their audience through wider 3D show time availability.”

RealD is a global leader in 3D technology for movie theaters with the largest motion picture exhibition groups in the world featuring RealD 3D-enabled screens.  As of June 6, 2011, RealD has deployed its 3D technology on over 16,700 theatre screens worldwide.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content.  RealD’s cutting-edge 3D technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com.

About AMC Entertainment Inc.
AMC Entertainment Inc. delivers distinctive and affordable movie-going experiences in 360 theatres with 5,128 screens across the United States and Canada. The company operates 24 of the 50 highest grossing theatres in the country, including the top three. AMC has propelled industry innovation and continues today by delivering premium sight and sound, enhanced food and beverage and diverse content. www.AMCTheatres.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning the anticipated rollout of RealD 3D technology across the AMC theater circuit, AMC’s commitment to 3D, the strength of the 3D film slate in future periods and moviegoer demand for the RealD 3D experience.  These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2011. RealD Inc. All Rights Reserved.

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Media Contacts:

Rick Heineman (RealD)

310-385-4020

rheineman@reald.com

Sun Dee Larson (AMC)

816-480-5861

slarson@amctheatres.com

Investor Contact:

Erik Randerson, CFA (RealD)

424-702-4317

eranderson@reald.com